Exhibit 10.29
CONSULTING AGREEMENT
     This Consulting Agreement (the “Agreement”) is entered into as of October 31, 2006, by and between Lester M. Crudele (“Crudele” or the “Consultant”) and Transmeta Corporation, a Delaware corporation (“Transmeta” or the “Company”) (each a “Party” and, collectively, the “Parties”).
RECITALS
     WHEREAS, Crudele has substantial professional experience in the evaluation and planning of projects to develop advanced computing technologies, and has served as a member of the Company’s Board of Directors since June 2005; and
     WHEREAS, the Company now desires to engage the services of Crudele as a consultant, and Crudele is willing to render, and to hold himself available to render, consulting services to the Company upon the terms and conditions herein set forth.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
     1. Services. For the term of this Agreement, Crudele shall serve as a consultant to the Company, and shall be available to perform, and shall perform, for the Company consulting services relating to the evaluation of business opportunities and the planning of potential projects to develop advanced computing technologies as reasonably requested by the Company’s President and Chief Executive Officer. Crudele shall personally perform all of the consulting services provided for in this Agreement. For the sake of clarity, this Agreement shall not govern any of the services provided by Crudele as a member of the Company’s Board of Directors or any committee of the Company’s Board of Directors.
     2. Compensation. In consideration for Crudele’ performance of operational consulting services described in paragraph 1, the Company shall pay Crudele a consulting fee of $2,500 per day, beginning immediately. Consultant shall maintain and submit to the Company periodic statements for his consulting services rendered. The Company will pay such statements on a monthly basis. Notwithstanding any other provision of this Agreement, however, the aggregate amount of the Company’s payments to Consultant for consulting services rendered shall not exceed $59,999 during any period of twelve (12) consecutive months commencing with the first date of this Agreement. The Company acknowledges that such payments shall be in addition to, and independent of, any retainer or other payments that Crudele receives for his service as a non-employee member of the Company’s Board of Directors or any committee of the Company’s Board of Directors.

     3. Expenses. The Company shall reimburse Consultant for his reasonable expenses in accordance with the Company’s policies. Consultant shall keep and submit to the Company records of such expenses.
     4. Term and Termination. This Agreement shall terminate as of January 31, 2007 unless extended by the Parties. Either Party may terminate this Agreement at any time for any reason, and, upon such termination, neither Party shall have any obligations hereunder to the other except for payment for services previously rendered or expenses previously incurred.
     5. Relationship of the Parties. Crudele’s consulting relationship to the Company will be that of an independent contractor. Nothing in this Agreement is intended or shall be construed to constitute Crudele as, and Crudele acknowledges that he is not, an employee of the Company. Crudele acknowledges that his performance of consulting services pursuant to this Agreement will not entitle him to receive any vacation payments, or to participate in any of the Company’s employee benefits plans, arrangements, or distributions relating to any bonus, stock option, insurance or similar benefits provided for the Company’s employees. Crudele further acknowledges that he is, and continues to be bound by his obligations as, a non-employee member of the Company’s Board of Directors.
     6. Indemnification. If Crudele is made a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he provided services under this Agreement, then Crudele shall be indemnified and held harmless by the Company, to the fullest extent permitted by applicable law, against all expenses, liability and loss (including attorneys’ fees, judgments, fines, excise taxes and penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Crudele in connection therewith; provided, that Crudele shall not be so indemnified or held harmless in any action, suit or proceeding brought by the Company against Crudele or, with respect to a criminal action or proceeding, if Crudele had a reasonable cause to believe that his conduct in question was unlawful.
     7. Governing Law. This Agreement shall be construed in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws..

CONSULTANT	TRANSMETA CORPORATION

/s/ LESTER M. CRUDELE	/s/ ARTHUR L. SWIFT

Lester M. Crudele	By Arthur L. Swift,
President and Chief Executive Officer